--------------------------------------------------------------------------------
                                  NEWS RELEASE

        DATE:          July 19, 2006    4:30 p.m. E.S.T.
        CONTACT:       James L. Saner, Sr., President and CEO
                       MainSource Financial Group, Inc.  812-663-0157

--------------------------------------------------------------------------------


                    MAINSOURCE FINANCIAL GROUP-NASDAQ, MSFG -
                 Announces Earnings for the Second Quarter 2006


Greensburg, Indiana (NASDAQ: MSFG) James L. Saner, Sr., President & Chief Executive Officer of MainSource Financial Group, announced today the unaudited results for the quarter ended June 30, 2006. The Company reported diluted earnings per share of $0.35, which represents a 5.4% decrease from the $0.37 per share reported in the second quarter of 2005. Net income was $5.5 million in the second quarter of 2006 compared to $4.3 million for the same period a year ago. Key measures of the financial performance of the Company are return on average shareholders' equity and return on average assets. Return on average shareholders' equity was 11.11% for the second quarter of 2006 while return on average assets was 1.10% for the same period. The Company consummated its acquisitions of HFS Bank and Peoples Ohio Financial Corporation during the quarter. The acquisitions added approximately $434 million in total assets, $365 million in loans and $258 million in deposits.

Mr. Saner stated, "We are pleased with our second quarter results given the interest rate environment and increased pressure on our margin. We were able to consummate our northeast Indiana acquisition as well as the acquisition which takes our company into Ohio. Both of these transactions are expected to be neutral to our earnings per share in 2006 and accretive to earnings in 2007. During the second quarter we announced the purchase of five small branch offices in Indiana from First Financial Bancorp, headquartered in Hamilton, Ohio. All of these offices are in our current markets and will increase our market share in each of the three counties.

Mr. Saner added, "We are especially pleased with the organic growth from our existing bank subsidiaries. Excluding the recent acquisitions, our total loan portfolio grew in the second quarter at an annualized rate of 8.4%. In addition, our deposits also grew at an annualized rate of 12.8%. We believe we will see our business loan portfolio continue to grow but deposit growth will be extremely competitive. We will complete our acquisition of the branches mentioned above and begin the process of core systems conversion of our new affiliates in the third quarter. We continue to place emphasis on organic growth, improving our efficiency ratio, and expanding commercial services in the geographic territories of our new acquisitions, all in hopes of having third and fourth quarters exceeding the operating earnings per share MainSource delivered in the first and second quarters."

NET INTEREST INCOME
-------------------

Net interest income was $16.4 million for the second quarter of 2006, which represents an increase of 24.4% versus the second quarter of 2005. The increase was due primarily to acquisitions and a corresponding increase in average earning assets. Net interest margin, on a fully-taxable equivalent basis, was 3.82% for the second quarter of 2006 versus 4.04% for the first quarter of 2006 and 4.00% for the fourth quarter of 2005. The acquisitions of the thrift institutions in the first and second quarters of 2006 and their corresponding lower net interest margins were the primary cause for the decrease in the Company's net interest margin. In addition, the Company is operating in very competitive markets for all deposits, especially core deposits. This environment, coupled with the increase in short-term borrowing rates, has resulted in a higher than expected increase in the overall cost of funds.

NON-INTEREST INCOME
-------------------

The Company's non-interest income increased to $5.9 million for the second quarter of 2006 compared to $4.8 million for the same period in 2005. The increase was primarily due to the aforementioned acquisitions. Excluding acquisition activity, the Company's non-interest income would have been $5.4 million, an increase of 12.5% compared to the same period a year ago. The Company settled its interest rate swap agreement and realized a pre-tax gain of $0.5 million.

NON-INTEREST EXPENSE
--------------------

The Company's non-interest expense was $14.6 million for the second quarter of 2006 compared to $11.9 million for the same period in 2005. Increases in employee costs, occupancy expenses, equipment expenses, and intangibles amortization were primarily attributable to acquisitions closed since the third quarter of 2005 and first quarter of 2006. These increases were partially offset by a decrease in other expenses (excluding the acquisitions) due primarily to the cost savings derived from the consolidation of the Company's Indiana banking charters in 2005. The Company's efficiency ratio was 63.9% for the second quarter of 2006 compared to 64.2% in the second quarter of 2005. For the first six months of 2006, the Company's efficiency ratio was 63.4% compared to 66.2% for the same period a year ago.

ASSET QUALITY
-------------

Non-performing assets were $21.5 million as of June 30, 2006 compared to $14.3 million as of June 30, 2005 and $17.4 million as of March 31, 2006. This increase is primarily due to the acquisitions closed in the first and second quarters of 2006. In total the three recent acquisitions added $8.6 million of non-performing assets with $4.9 million being added in the second quarter of 2006. As a percent of total assets, non-performing assets have remained relatively flat over the past several quarters and were 0.90% of total assets as of June 30, 2006. Net charge-offs for the second quarter of 2006 equaled 0.22% of average outstanding loans compared to 0.25% for the second quarter of 2005. For the first six months of 2006, net charge-offs have equaled 0.20% of average outstanding loans, which was similar to the 0.19% of net charge-offs incurred for the same period in 2005.


                           MAINSOURCE FINANCIAL GROUP
                                   (unaudited)
                  (Dollars in thousands except per share data)

Income Statement Summary                            Three months ended June 30                   Six months ended June 30
                                                    --------------------------                   ------------------------
                                                     2006                2005                   2006                   2005
                                                ----------------    ----------------    ---------------------    ------------------
    Interest Income                                     $28,582             $19,533                  $51,237               $38,226

    Interest Expense                                     12,174               6,348                   20,595                12,336
                                                ----------------    ----------------    ---------------------    ------------------
    Net Interest Income                                  16,408              13,185                   30,642                25,890

    Provision for Loan Losses                               363                 340                      723                   460
    Noninterest Income:

          Insurance commissions                             521                 523                      941                 1,110

          Mortgage banking                                  564                 679                    1,144                 1,225

          Service charges on deposit accounts             2,303               1,805                    4,154                 3,471

          Gain/(losses) on sales of securities                -                 213                       61                   224

          Other                                           2,507               1,619                    4,494                 3,388
                                                ----------------    ----------------    ---------------------    ------------------
                    Total Noninterest Income              5,895               4,839                   10,794                 9,418
    Noninterest Expense:

          Employee                                        8,309               6,886                   15,714                13,762

          Occupancy                                       1,164                 824                    2,222                 1,723

          Equipment                                       1,245                 985                    2,379                 2,015

          Intangible amortization                           469                 295                      890                   590

          Other                                           3,415               2,873                    5,798                 5,867
                                                ----------------    ----------------    ---------------------    ------------------
                    Total Noninterest Expense            14,602              11,863                   27,003                23,957

    Earnings Before Income Taxes                          7,338               5,821                   13,710                10,891

    Provision for Income Taxes                            1,856               1,495                    3,442                 2,775
                                                ----------------    ----------------    ---------------------    ------------------
    Net Income                                           $5,482              $4,326                  $10,268                $8,116
                                                ================    ================    =====================    ==================




                                                    Three months ended June 30                   Six months ended June 30
                                                    --------------------------                   ------------------------
Average Balance Sheet Data                           2006                2005                   2006                   2005
                                                ----------------    ----------------    ---------------------    ------------------
    Gross Loans                                      $1,284,394            $911,109               $1,137,498              $915,978

    Earning Assets                                    1,779,892           1,370,550                1,637,452             1,367,062

    Total Assets                                      2,006,436           1,519,903                1,830,224             1,516,225

    Noninterest Bearing Deposits                        162,782             140,007                  158,138               137,831

    Interest Bearing Deposits                         1,404,511           1,062,596                1,289,434             1,064,552

    Total Interest Bearing Liabilities                1,628,947           1,241,673                1,476,503             1,241,324

    Shareholders' Equity                                197,938             128,394                  180,992               126,290


                                                    Three months ended June 30                   Six months ended June 30
                                                    --------------------------                   ------------------------
Per Share Data                                       2006                2005                   2006                   2005
                                                ----------------    ----------------    ---------------------    ------------------
    Diluted Earnings Per Share                            $0.35               $0.37                    $0.70                 $0.70

    Cash Dividends Per Share                              0.140               0.130                    0.275                 0.260

    Market Value - High                                   19.04               21.62                    19.45                 22.92

    Market Value - Low                                    16.35               17.30                    16.35                 17.81

    Average Outstanding Shares (diluted)             15,772,464          11,751,831               14,750,888            11,649,538


                                                    Three months ended June 30                   Six months ended June 30
                                                    --------------------------                   ------------------------
Key Ratios                                           2006                2005                   2006                   2005
                                                ----------------    ----------------    ---------------------    ------------------
    Return on Average Assets                              1.10%               1.15%                    1.13%                 1.08%
    Return on Average Equity                             11.11%              13.66%                   11.44%                12.96%
    Net Interest Margin                                   3.82%               4.04%                    3.92%                 3.95%
    Efficiency Ratio                                     63.86%              64.20%                   63.42%                66.24%
    Net Overhead to Average Assets                        1.74%               1.87%                    1.79%                 1.93%

Balance Sheet Highlights
As of June 30                                        2006                2005
                                                ----------------    ----------------
    Total Loans (Excluding Loans Held for            $1,551,661            $913,326
    Sale)

    Allowance for Loan Losses                            14,426              11,275

    Total Securities                                    483,735             446,400

    Goodwill and Intangible Assets                      121,963              45,150

    Total Assets                                      2,375,265           1,540,312

    Noninterest Bearing Deposits                        189,168             146,398

    Interest Bearing Deposits                         1,567,387           1,104,036

    Other Borrowings                                    358,734             123,308

    Shareholders' Equity                                239,915             154,973

Other Balance Sheet Data
As of June 30                                        2006                2005
                                                ----------------    ----------------
    Book Value Per Share                                 $13.36              $11.74
    Loan Loss Reserve to Loans                            0.93%               1.23%
    Nonperforming Assets to Total Assets                  0.90%               0.93%

    Outstanding Shares                               17,956,624          13,210,268





Asset Quality
As of June 30                                        2006                2005
                                                ----------------    ----------------
    Loans Past Due 90 Days or More
    and Still Accruing                                     $528                $257

    Non-accrual Loans                                    16,332              12,894

    Other Real Estate Owned                               4,606               1,175
                                                ----------------    ----------------
    Total Nonperforming Assets                          $21,466             $14,326

    Net Charge-offs - YTD                                $1,102                $882
    Net Charge-offs as a % of average loans               0.20%               0.19%




MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ National Market (under the symbol:"MSFG") and is a community-focused, financial holding company with assets of approximately $2.4 billion. The Company operates 66 offices in 29 Indiana counties, six offices in three Illinois counties, and six offices in two Ohio counties through its five banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, MainSource Bank - Crawfordsville, Crawfordsville, Indiana, MainSource Bank - Hobart, Hobart, Indiana, and MainSource Bank - Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements
--------------------------

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ materially from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company's loan and investment portfolios; the Company's ability to integrate acquisitions; and the impact of our continuing acquisition strategy.